Exhibit 99.1

Genworth Financial Announces Third Quarter 2011 Results

Retirement And Protection Earnings Up Eight Percent

U.S. Mortgage Insurance Benefits From Loss Mitigation And New Business

Announces Plans To Pursue Minority Share IPO Of Australia Mortgage Insurance

Richmond, VA (November 3, 2011) – Genworth Financial, Inc. (NYSE: GNW) today reported results for the third quarter of 2011. The company reported net income1 of $29 million, or $0.06 per diluted share, compared with net income of $83 million, or $0.17 per diluted share, in the third quarter of 2010. Net operating income2 for the third quarter of 2011 was $104 million, or $0.21 per diluted share, compared with net operating income of $29 million, or $0.06 per diluted share, in the third quarter of 2010.

“Third quarter reported earnings reflected improvement in Retirement and Protection and consistent overall international performance, excluding tax items,” said Michael D. Fraizer, chairman and chief executive officer. “U.S. Mortgage Insurance losses declined due to good loss mitigation results, stability in the aging of loan delinquencies and higher levels of profitable new business. International capital generation remained strong while revenues slowed reflecting smaller origination markets. We continue to pursue and accelerate value-enhancing strategies to redeploy and optimize capital while maintaining appropriate risk buffers, including strategic management of new business levels and our plan to pursue a minority share IPO of our Australian mortgage insurance business.”

[1]

Unless otherwise stated, all references in this press release to net income, net income per share, net operating income (loss), net operating income per share, book value, book value per share and stockholders’ equity should be read as net income available to Genworth’s common stockholders, net income available to Genworth’s common stockholders per share, net operating income (loss) available to Genworth’s common stockholders, net operating income available to Genworth’s common stockholders per share, book value available to Genworth’s common stockholders, book value available to Genworth’s common stockholders per share and stockholders’ equity available to Genworth’s common stockholders, respectively.

[2]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.

Consolidated Net Income &

Net Operating Income

	Three months ended September 30 (Unaudited)
	2011		2010
(Amounts in millions, except per share)	Total	Per diluted share	Total	Per diluted share
Net income	$29	$0.06	$83	$0.17
Net operating income	$104	$0.21	$29	$0.06
Weighted average diluted shares	492.5		493.9
Book value per share	$33.16		$30.64
Book value per share, excluding accumulated other comprehensive income (loss)	$25.27		$25.57

Investment losses, net of tax and other adjustments, were $60 million3 in the quarter compared to net investment gains of $54 million in the prior year.

Segment net operating income (loss) results are summarized in the table below:

Segment Net Operating Income (Loss)

(Amounts in millions)	Q3 11	Q3 10
Retirement and Protection	$120	$111
International	98	121
U.S. Mortgage Insurance (U.S. MI)	(79)	(152)

Net operating income (loss) excludes net investment gains (losses) and other adjustments, net of taxes. A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income is included at the end of this press release.

Unless specifically noted, in the discussion of International results, references to percentage changes exclude the impact of foreign exchange. Percentage changes, which include the impact of foreign exchange, are found in a table at the end of this press release. The impact of foreign exchange on net operating income in the third quarter of 2011 was a favorable $14 million versus the prior year.

[3]

Total net investment losses also included an additional $15 million for a contingent purchase price valuation adjustment associated with an earnout payment related to the 2010 acquisition of Altegris by the company.

Australia Mortgage Insurance IPO4

Genworth plans to pursue a minority initial public offering (IPO) of its Australian mortgage insurance business in the second quarter of 2012, subject to market conditions and regulatory review and approval. This move is part of a broader strategy to rebalance the business portfolio, support future growth opportunities for the Australian business with expanded access to the capital markets, maintain control positions of strategic mortgage insurance platforms in Australia and Canada, and together with other actions, free material capital for redeployment. The company anticipates selling up to 40 percent of its holdings, while maintaining a control position. In conjunction with this transaction, the company anticipates recording a tax charge in the fourth quarter of 2011 of up to $80 million related to the potential repatriation of earnings from this planned transaction.

Retirement and Protection

Highlights

•	Total segment operating earnings and revenue[5] increased eight percent and six percent, respectively, driven by improved earnings in life insurance and increased investment income.

•	Overall sales were up over the prior year with sales in life insurance moderating as a result of pricing actions.

•

The next generation long term care (LTC) insurance offering was introduced with price increases from 9 to 20 percent. These offerings further adjust primarily for the low interest rate environment while also expanding wellness program and care coordination services.

•	The company continued to expand its use of reinsurance across life and LTC as part of capital optimization strategies.

[4]

This disclosure is not an offer to sell, or a solicitation of an offer to buy, any securities. The securities referred to in this disclosure have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. If an offer of securities which requires disclosure in Australia is made, a disclosure document for the offer will be prepared at that time. Any person who wishes to apply to acquire securities will need to complete the application form that will be in or will accompany the disclosure document. In addition, this disclosure is not intended for public distribution in Australia.

[5]

Operating revenue is a non-GAAP measure that excludes net investment gains (losses). Total segment operating revenue excludes net investment losses of $111 million and net investment gains of $57 million for the three months ended September 30, 2011 and 2010, respectively. Total segment revenue, including net investment gains (losses), decreased three percent for the same period. See the Use of Non-GAAP Measures section of this press release for additional information.

•

The consolidated risk based capital (RBC) ratio is estimated to be 365 percent[6] down modestly on a sequential basis, primarily reflecting equity market impact on the run-off variable annuity block of business.

•	The company completed the sale of its Medicare Supplement business on October 1st and results will no longer be included in consolidated or Retirement and Protection segment results.

[6]	Company estimate for the third quarter of 2011, due to timing of the filing of statutory statements.

Retirement and Protection

Net Operating Income (Loss)

(Amounts in millions)	Q3 11	Q3 10
Life Insurance	$72	$33
Long Term Care	31	44
Wealth Management	12	8
Retirement Income
Spread-Based	20	16
Fee-Based	(15)	10

Total Retirement and Protection	$120	$111

Sales

(Amounts in millions)	Q3 11	Q3 10
Life Insurance
Term and Universal Life	$45	$42
Linked Benefits[7]	20	14
Excess Deposits	40	26
Long Term Care[7]
Individual	54	38
Group	—	3
Medicare Supplement	16	12
Wealth Management
Gross Flows	1,565	1,354
Net Flows	446	461
Retirement Income
Spread-Based[7]	495	218
Fee-Based	35	151

[7]

The sales associated with the linked benefit product related to universal life insurance and single premium deferred annuities that were previously reported in the long term care business are being reflected in the life insurance and spread-based retirement income business, respectively, for comparative purposes.

Assets Under Management8

(Amounts in millions)	Q3 11	Q3 10
Wealth Management	$24,613	$21,160
Retirement Income Spread-Based	18,366	18,869
Retirement Income Fee-Based	8,155	8,624

Total Assets Under Management	$51,134	$48,653

Retirement and Protection earnings increased eight percent to $120 million, compared with $111 million a year ago.

Life insurance earnings were $72 million, compared with $33 million in the prior year. Current quarter earnings reflect a $16 million after-tax gain related to selective repurchase of notes secured by non-recourse funding obligations and $14 million of improved in-force performance primarily driven by improved term life insurance persistency. Sales growth moderated and was flat sequentially as pricing was raised for some products given factors such as the low interest rates and the company chose not to follow certain competitors’ price reductions.

LTC earnings were $31 million, compared with $44 million in the prior year. Results in the current quarter reflect higher new claims and lower claim termination rates in older issued long term care insurance policies, partially offset by sound performance across the block of newer issued policies, as well as favorable valuation adjustments. The company is currently implementing a previously announced premium rate increase of approximately 18 percent on the majority of older issued policies. As of the end of this quarter, the company had received approvals for price increases in 38 states, which represent more than 60 percent of the targeted premiums. In August, the company introduced new individual long term care insurance offerings with prices 9 to 20 percent above the prices of previous offerings incorporating additional benefits which aid consumers while improving risk profiles. An acceleration of prior-generation product sales has been occurring as part of the transition to the new offering. Medicare Supplement earnings were $8 million in the quarter, up $4 million over the prior year. This is the last quarter that Medicare Supplement will be presented as part of the Retirement and Protection segment.

Wealth management earnings were $12 million, compared with $8 million in the prior year. The business continued to experience positive net flows of $446 million despite a challenging market as a result of fund offerings that are attractive in uncertain markets and investment in programs that support the advisor base. Assets under management (AUM) ended the quarter at $24.6 billion.

[8]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

Retirement income spread-based earnings were $20 million, compared to $16 million in the prior year. Results in the current quarter reflected strong investment income and favorable mortality in the single premium immediate annuity product line. Current quarter results included a $5 million unfavorable unlocking of deferred acquisition costs (DAC) primarily related to declining spreads. Sales in the quarter totaled $495 million primarily from opportunistic sales of reduced commission offerings to support targeted margins. Subsequent changes to interest crediting rates to further enhance margins and optimize capital deployment in the current low rate environment are expected to substantially decrease fixed annuity volume. Total spread-based AUM increased slightly sequentially to $18.4 billion.

Retirement income fee-based operating losses were $15 million, compared with $10 million of earnings the prior year. Variable annuity results were significantly impacted by declines and volatility in the equity markets, which accelerated DAC amortization, reduced variable annuity income and increased reserves. The company discontinued sales of new individual and group variable annuities in January 2011.

International

Highlights

•

In Canada mortgage insurance, flow new insurance written (NIW) was up six percent[9] sequentially from seasonal variation and down four percent[9] year over year from a smaller market. The loss ratio was up three points sequentially and five points year over year to 36 percent.

•

In Australia mortgage insurance, flow NIW was up four percent[9] sequentially and down three percent[9] year over year as the mortgage origination market showed some improvement from increased refinancing activity in the quarter but overall remains a smaller market. The loss ratio was flat sequentially at 48 percent. Australia also recorded an unfavorable tax charge of $16 million attributable to changes in uncertain tax positions associated with the company’s initial public offering in 2004.

•

Lifestyle protection pre-tax operating margin[2] improved approximately 100 basis points sequentially and has improved 400 basis points year to date over prior year margin from continued declines in new claim registrations as well as benefits from previously implemented price and distribution contract changes.

[9]	Percent change excludes the impact of foreign exchange.

•	Solid capital positions continue to be maintained across the lifestyle protection, Canadian and Australian businesses.

International

Net Operating Income (Loss)

(Amounts in millions)	Q3 11	Q3 10
Mortgage Insurance
Canada	$39	$44
Australia	41	48
Other International	(7)	1
Lifestyle Protection	25	28

Total International	$98	$121

Sales

(Amounts in billions)	Q3 11	Q3 10
Mortgage Insurance (MI)
Flow
Canada	$6.8	$6.7
Australia	7.1	6.1
Other International	0.5	0.7
Bulk
Canada	0.6	0.6
Australia	0.1	0.9
Other International	0.3	—

Total International MI	$15.4	$15.0

Lifestyle Protection	$0.4	$0.4

Reported international earnings, including tax items, decreased nineteen percent to $98 million, compared with $121 million a year ago. Excluding the unfavorable Australian tax charge of $16 million in the current quarter and the prior year lifestyle protection tax benefit of $7 million, reported international earnings were flat compared to prior year. International earnings, excluding foreign exchange, decreased 31 percent9 compared to a year ago or 14 percent9 adjusting for the two tax items, primarily driven by slowing revenues associated with smaller market sizes, increased losses in certain regions of Canada and Australia and higher interest expense.

Canadian operating earnings decreased 18 percent9 from the prior year primarily from lower revenues, as larger in-force vintages gradually run-off, and increased losses in Alberta. The loss ratio in the quarter was 36 percent, up from 33 percent in the second quarter and increased five points from the prior year, driven by certain Alberta submarkets. Flow NIW in Canada decreased four percent9 year over year despite increased account penetration reflecting a smaller mortgage origination market.

At quarter end, the Canada MI business had a regulatory capital ratio of 161 percent6 and GAAP book value of $2.5 billion, of which $1.4 billion represented Genworth’s 57.5 percent ownership interest.

Excluding the unfavorable tax charge, Australia operating earnings decreased four percent9 from the prior year due to increased delinquencies. The loss ratio in the quarter was 48 percent, flat with the prior quarter and up 10 points over the prior year, reflecting ongoing economic impacts from flooding in Queensland earlier in 2011 and continued pressure on certain consumers and small business owners from the combined impacts of higher interest rates, increased living costs, currency valuation and lower consumer spending. Flow NIW decreased three percent9 compared to the prior year primarily reflecting share shifts among bank distributors.

At quarter end, the Australia MI business had a regulatory capital ratio of 157 percent6 and GAAP book value of $2.0 billion.

Other international mortgage insurance operating results decreased $8 million from the prior year from lower revenue, higher taxes and increased losses primarily relating to Ireland.

Excluding the prior year tax benefit, lifestyle protection earnings were up five percent9 from the prior year and flat sequentially as improved operating margins2 associated with reductions in new claim registrations offset decreased revenues from lower new sales in smaller origination markets. Sales continue to be pressured by overall lower consumer lending and spending levels.

At quarter end, the lifestyle protection business had a regulatory capital ratio of approximately 297 percent6 and GAAP book value of $1.3 billion.

U.S. Mortgage Insurance

Highlights

•

Total flow delinquencies decreased 11 percent from prior year but increased one percent sequentially. New flow delinquencies declined approximately 14 percent from prior year but increased approximately 10 percent from the prior quarter reflecting normal seasonal development.

•

Loss mitigation savings were $168 million in the quarter and $420 million year-to-date, with the business remaining on track to achieve the higher end of the targeted $400 to $500 million full year benefit.

•

Flow NIW increased 13 percent from the prior year and 42 percent sequentially reflecting the continued shift from Federal Housing Administration (FHA) to private mortgage insurance solutions along with share reallocation from competitors exiting the market. Mortgage insurance penetration was up approximately two points year over year and one point from prior quarter.

•	The consolidated risk-to-capital ratio as of September 30, 2011 is estimated to be 27.5:1[6].

U.S. Mortgage Insurance

(Amounts in millions)	Q3 11	Q3 10

Net Operating Loss	$(79)	$(152)

Primary Sales

(Amounts in billions)	Q3 11	Q3 10
Flow	$2.7	$2.4
Bulk	—	0.3

Total Primary Sales	$2.7	$2.7

U.S. MI had a $79 million net operating loss reflecting relatively stable delinquency aging, a seasonal increase in new delinquency development and flat sequential cures.

Total flow delinquencies decreased 11 percent from prior year but increased one percent sequentially. New flow delinquencies were down 14 percent from the prior year but increased 10 percent sequentially from normal seasonal increases. The flow average reserve per delinquency remained relatively flat sequentially at $28,800, down slightly from $29,200 in the second quarter driven by modest mix changes in new and existing delinquencies. Paid claims increased four percent from the prior year driven by a 28 percent decline in claim counts partially offset by a decline in captive benefits of $156 million. Sequentially, paid claims increased 24 percent as the captive paid claim benefit declined by $43 million and claim counts increased nine percent.

Loss mitigation activities associated primarily with loan modifications resulted in $168 million of savings in the quarter, an increase from $130 million in the second quarter.

Flow NIW increased 13 percent over the prior year and 42 percent sequentially reflecting the continued shift of the market presence of the FHA and fewer competitors. Flow persistency was flat at 86 percent on a sequential basis. The company’s market share is estimated to have increased on average from approximately 15 percent to 16 percent. In addition, the Home Affordable Refinance Program (HARP) accounted for about $571 million of insurance that is treated as a modification of the coverage on existing insurance in force rather than NIW.

The combined U.S. MI statutory risk-to-capital ratio is estimated to be 27.5:16 at the end of the third quarter and 30.7:16 for Genworth Mortgage Insurance Corporation (GEMICO), the company’s primary mortgage insurance company. GEMICO currently maintains waivers or other authorizations from 46 states that permit the company to continue writing new business while its risk-to-capital ratio exceeds 25.0:1. Additionally, the company has separately capitalized and licensed legal entities to write new business for states where waivers are not in place. Currently, three states are being written out of Genworth Residential Mortgage Assurance Corporation (GRMAC), a subsidiary of GEMICO.

Investments

Investment income declined, with net investment income of $842 million, compared to $881 million in the second quarter. The core yield2 was unchanged sequentially at 4.7 percent.

Net income in the quarter included $60 million of net investment losses, which were net of tax and DAC amortization of $29 million, and also included a $15 million related change in the contingent purchase price valuation associated with an earnout payment related to the acquisition of Altegris in 2010. After-tax net investment losses were $88 million and primarily included:

•	$50 million of derivative unrealized losses primarily related to hedges associated with living benefit guarantees in the closed variable annuity block,

•	$37 million of unrealized losses related to securitization entities, primarily associated with losses on credit derivatives embedded in certain bond holdings,

•	$34 million of net other-than-temporary impairments and

•	trading gains of $30 million.

Net unrealized investment gains were $1.5 billion, net of tax and other items, as of September 30, 2011, compared with $587 million as of September 30, 2010 and $236 million as of June 30, 2011. The fixed maturity securities portfolio had gross unrealized investment gains of $4.9 billion compared with $3.7 billion as of September 30, 2010 and gross unrealized investment losses of $1.4 billion compared with $1.6 billion as of September 30, 2010.

Corporate and Other

Corporate and Other’s net operating loss was $35 million, compared with $51 million in the prior year quarter driven primarily from higher tax benefits. On a pre-tax operating basis, the loss increased by $18 million year over year.

Holding Company

Genworth’s holding company ended the quarter with $699 million of cash and highly liquid securities, up $32 million sequentially. The company continues to expect at least $350 million in dividends from the International segment on a full year basis. The holding company targets maintaining cash balances of at least two times its annual debt service expense. The company has $222 million of debt maturities in 2012 and no debt maturities in 2013.

Adoption of New Accounting Pronouncement

In October 2010, the FASB issued new accounting guidance related to accounting for costs associated with acquiring or renewing insurance contracts. This new accounting guidance will be effective on January 1, 2012. The company expects that this new guidance, when implemented, will reduce GAAP retained earnings and stockholders’ equity by approximately $1.3 billion to $1.6 billion, subject to other adjustments. When adopted in 2012, the company expects to defer fewer costs and record lower amortization resulting in decreased earnings, and the company plans to provide an update on the estimated impact on the earnings call for the fourth quarter. The implementation will have no impact on statutory surplus.

About Genworth Financial

Genworth Financial, Inc. (NYSE: GNW) is a leading Fortune 500 insurance holding company that is dedicated to helping people secure their financial lives, families and futures. Genworth has leadership positions in offerings that assist consumers in protecting themselves, investing for the future and planning for retirement — including life insurance, long term care insurance, financial protection coverages, and independent advisor-based wealth management — and mortgage insurance that helps consumers achieve homeownership while assisting lenders in managing their risk and capital.

Genworth has approximately 6,500 employees and operates through three segments: Retirement and Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time, Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Call and Financial Supplement Information

This press release and the third quarter 2011 financial supplement are now posted on the company’s website. Additional information regarding U.S. mortgage insurance and investments is also posted on the company’s website, http://investor.genworth.com. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on November 4, 2011 at 9 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s November 4 conference call is 888 427.9376 or 719 325.2302 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.); passcode 4736400, through November 18, 2011.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders. The company defines net operating income (loss) available to Genworth Financial, Inc.’s common stockholders as income (loss) from continuing operations excluding net income attributable to noncontrolling interests, after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes net investment gains (losses) and infrequent or unusual non-operating items because the company does not consider them to be related to the operating performance of the company’s segments and Corporate and Other activities. A component of the company’s net investment gains (losses) is the result of impairments, the size and timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) can be subject to the company’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income (loss) available to Genworth Financial, Inc.’s common stockholders in accordance with GAAP, the company believes that net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and measures that are derived from or incorporate net operating income (loss) available to Genworth Financial, Inc.’s common stockholders, including net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis, are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) available to Genworth Financial, Inc.’s common stockholders and net operating income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis are not substitutes for net income (loss) available to Genworth Financial, Inc.’s common stockholders or net income (loss) available to Genworth Financial, Inc.’s common stockholders per common share on a basic and diluted basis determined in accordance with GAAP. In addition, the company’s definition of net operating income (loss) available to Genworth Financial, Inc.’s common stockholders may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) available to Genworth Financial, Inc.’s common stockholders during the periods presented. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with accounting guidance related to segment reporting and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income available to Genworth Financial, Inc.’s common stockholders for the three months ended September 30, 2011 and 2010.

This press release includes the non-GAAP financial measure entitled “operating revenue.” The company defines operating revenue as revenue excluding net investment gains (losses). The company believes that operating revenue and measures that are derived from or incorporate operating revenue, is an appropriate measure that is useful to investors because it identifies the revenue attributable to the ongoing operations of the business. However, operating revenue is not a substitute for revenue determined in accordance with GAAP. In addition, the company’s definition of operating revenue may differ from the definitions used by other companies.

This press release also includes the non-GAAP measure entitled “operating margin” related to the lifestyle protection business. The company defines operating margin as income (loss) from continuing operations before income taxes excluding net investment gains (losses) divided by total revenues excluding net investment gains (losses). Management believes that this analysis of operating margin enhances the understanding of the lifestyle protection business. However, operating margin as defined by the company should not be viewed as a substitute for GAAP margin. In addition, the company’s definition of operating margin may differ from the definitions used by other companies.

This press release includes the non-GAAP financial measure entitled “core yield” as a measure of investment yield. The company defines core yield as the investment yield adjusted for those items that are not recurring in nature. Management believes that analysis of core yield enhances understanding of the investment yield of the company. However, core yield as defined by the company should not be viewed as a substitute for GAAP investment yield. In addition, the company’s definition of core yield may differ from the definitions used by other companies. A reconciliation of core yield to reported GAAP yield is included in a table at the end of this press release.

Definition of Selected Operating Performance Measures

The company reports selected operating performance measures including “sales,” “assets under management” and “insurance in force” or “risk in force” which are commonly used in the insurance and investment industries as measures of operating performance.

Management regularly monitors and reports sales metrics as a measure of volume of new and renewal business generated in a period. Sales refer to: (1) annualized first-year premiums for term life, long term care and Medicare supplement insurance; (2) new and additional premiums/deposits for universal and term universal life insurance, linked benefits, spread-based and variable products; (3) gross flows and net flows, which represent gross flows less redemptions, for the wealth management business; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where the company earns a fee for administrative services only business, for the lifestyle protection insurance business; and (5) new insurance written for mortgage insurance. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent a measure of new sales of insurance policies or contracts during a specified period, rather than a measure of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the company’s financial statements. Insurance in force for the life, international mortgage and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. For the risk in force in the international mortgage insurance business, the company has computed an “effective” risk in force amount, which recognizes that the loss on any particular loan will be reduced by the net proceeds received upon sale of the property. Effective risk in force has been calculated by applying to insurance in force a factor of 35 percent that represents the highest expected average per-claim payment for any one underwriting year over the life of the company’s businesses in Canada, Australia and New Zealand. Risk in force for the U.S. mortgage insurance business is the obligation that is limited under contractual terms to the amounts less than 100 percent of the mortgage loan value. The company considers assets under management for the wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent a measure of the size of the business at a specific date which will generate revenues and profits in a future period, rather than a measure of the company’s revenues or profitability during that period.

This press release also includes information related to loss mitigation activities for the U.S. mortgage insurance business. The company defines loss mitigation activities as rescissions, cancellations, borrower loan modifications, repayment plans, lender- and borrower-titled presales, claims administration and other loan workouts. Estimated savings related to rescissions are the reduction in carried loss reserves, net of premium refunds and reinstatement of prior rescissions. Estimated savings related to loan modifications and other cure related loss mitigation actions represent the reduction in carried loss reserves. For non-cure related actions, including presales, the estimated savings represent the difference between the full claim obligation and the actual amount paid. The company believes that this information helps to enhance the understanding of the operating performance of the U.S. mortgage insurance business as loss mitigation activities specifically impact current and future loss reserves and level of claim payments.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including downturns and volatility in global economies and equity and credit markets, downgrades in the company’s financial strength or credit ratings, interest rate fluctuations and levels, adverse capital and credit market conditions, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or other events impacting the value of the company’s fixed maturity securities portfolio, defaults on the company’s commercial mortgage loans or the mortgage loans underlying the company’s investments in commercial mortgage-backed securities and volatility in performance, goodwill impairments, default by counterparties to reinsurance arrangements or derivative instruments, an adverse change in risk based capital and other regulatory requirements, insufficiency of reserves, legal constraints on dividend distributions by the company’s subsidiaries, competition, availability, affordability and adequacy of reinsurance, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems, the occurrence of natural or man-made disasters or a pandemic, the effect of the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act, changes in the accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies and impairments of or valuation allowances against the company’s deferred tax assets;

•

Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances, such as genetic research and diagnostic imaging, and related legislation, unexpected changes in persistency rates, ability to continue to implement actions to mitigate the impact of statutory reserve requirements and the failure of demand for long term care insurance to increase;

•

Risks relating to the company’s International segment, including political and economic instability or changes in government policies, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, the significant portion of high loan to value insured international mortgage loans which generally result in more and larger claims than lower loan-to-value ratios, competition with government owned and government sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including increases in mortgage insurance default rates, failure to meet, or have waived to the extent needed, the minimum statutory capital requirements and hazardous financial condition standards, uncertain results of continued investigations of insured U.S. mortgage loans, possible rescissions of coverage and the results of objections to the company’s rescissions, the extent to which loan modifications and other similar programs may provide benefits to the company, unexpected changes in unemployment and underemployment rates, further deterioration in economic conditions or a further decline in home prices, problems associated with foreclosure process defects that may defer claim payments, changes to the role or structure of Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac), competition with government owned and government sponsored enterprises offering mortgage insurance, changes in regulations that affect the U.S. mortgage insurance business, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, the impact of the use of reinsurance with reinsurance companies affiliated with mortgage lending customers, legal actions under the Real Estate Settlement Procedures Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

•

Other risks, including the risk that adverse market or other conditions might delay or impede the planned IPO of the company’s mortgage insurance business in Australia, the possibility that in certain circumstances the company will be obligated to make payments to General Electric Company (GE) under the tax matters agreement with GE even if the company’s corresponding tax savings are never realized and payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuations.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Georgette Nicholas, 804 662.2248

georgette.nicholas@genworth.com

Media:	Al Orendorff, 804 662.2534

alfred.orendorff@genworth.com

Condensed Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2011	2010
Revenues:
Premiums	$1,461	$1,447
Net investment income	842	815
Net investment gains (losses)	(157)	105
Insurance and investment product fees and other	375	300

Total revenues	2,521	2,667

Benefits and expenses:
Benefits and other changes in policy reserves	1,457	1,502
Interest credited	194	212
Acquisition and operating expenses, net of deferrals	510	472
Amortization of deferred acquisition costs and intangibles	190	227
Interest expense	124	114

Total benefits and expenses	2,475	2,527

Income before income taxes	46	140
Provision (benefit) for income taxes	(19)	18

Net income	65	122
Less: net income attributable to noncontrolling interests	36	39

Net income available to Genworth Financial, Inc.’s common stockholders	$29	$83

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.06	$0.17

Diluted	$0.06	$0.17

Weighted-average common shares outstanding:
Basic	490.8	489.5

Diluted	492.5	493.9

Reconciliation of Net Operating Income (Loss) to Net Income

(Amounts in millions, except per share amounts)

	Three months ended September 30,
	2011	2010
Net operating income (loss):
Retirement and Protection segment	$120	$111
International segment	98	121
U.S. Mortgage Insurance segment	(79)	(152)
Corporate and Other	(35)	(51)

Net operating income	104	29
Adjustment to net operating income:
Net investment gains (losses), net of taxes and other adjustments	(75)	54

Net income available to Genworth Financial, Inc.’s common stockholders	29	83
Add: net income attributable to noncontrolling interests	36	39

Net income	$65	$122

Net income available to Genworth Financial, Inc.’s common stockholders per common share:
Basic	$0.06	$0.17

Diluted	$0.06	$0.17

Net operating income per common share:
Basic	$0.21	$0.06

Diluted	$0.21	$0.06

Weighted-average common shares outstanding:
Basic	490.8	489.5

Diluted	492.5	493.9

Condensed Consolidated Balance Sheets

(Amounts in millions)

	September 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and invested assets	$76,803	$72,302
Deferred acquisition costs	7,359	7,256
Intangible assets	626	741
Goodwill	1,326	1,329
Reinsurance recoverable	16,976	17,191
Deferred tax and other assets	1,002	1,910
Separate account assets	9,794	11,666

Total assets	$113,886	$112,395

Liabilities and stockholders’ equity
Liabilities:
Future policy benefits	$31,745	$30,717
Policyholder account balances	26,480	26,978
Liability for policy and contract claims	7,379	6,933
Unearned premiums	4,210	4,541
Deferred tax and other liabilities	8,508	7,706
Borrowings related to securitization entities	414	494
Non-recourse funding obligations	3,280	3,437
Long-term borrowings	4,708	4,952
Separate account liabilities	9,794	11,666

Total liabilities	96,518	97,424

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	12,117	12,095
Accumulated other comprehensive income (loss):
Net unrealized investment gains (losses):
Net unrealized gains (losses) on securities not other-than-temporarily impaired	1,579	21
Net unrealized gains (losses) on other-than-temporarily impaired securities	(126)	(121)

Net unrealized investment gains (losses)	1,453	(100)

Derivatives qualifying as hedges	1,960	924
Foreign currency translation and other adjustments	459	668

Total accumulated other comprehensive income (loss)	3,872	1,492
Retained earnings	2,988	2,973
Treasury stock, at cost	(2,700)	(2,700)

Total Genworth Financial, Inc.’s stockholders’ equity	16,278	13,861
Noncontrolling interests	1,090	1,110

Total stockholders’ equity	17,368	14,971

Total liabilities and stockholders’ equity	$113,886	$112,395

Impact of Foreign Exchange on Operating Results10

Three months ended September 30, 2011

	Percentages Including Foreign Exchange	Percentages Excluding Foreign Exchange[11]
International:
Total operating income	(19)%	(31)%
Total operating income excluding 3Q11 tax charge and 3Q10 tax benefit	—%	(14)%

Canada Mortgage Insurance (MI):
Net operating income	(11)%	(18)%
Flow new insurance written	1%	(4)%
Flow new insurance written (3Q11 vs. 2Q11)	6%	6%

Australia MI:
Net operating income	(15)%	(33)%
Net operating income excluding 3Q11 tax charge	19%	(4)%
Flow new insurance written	16%	(3)%
Flow new insurance written (3Q11 vs. 2Q11)	6%	4%

Lifestyle Protection Insurance:
Net operating income	(11)%	(21)%
Net operating income excluding 3Q10 tax benefit	19%	5%

[10]	All percentages are comparing the third quarter of 2011 to the third quarter of 2010 unless otherwise stated.
[11]	The impact of foreign exchange was calculated using the comparable prior period exchange rates.

Reconciliation of Core Yield to Reported Yield

For the three months ended September 30, 2011
(Assets – amounts in billions)
Reported Total Invested Assets and Cash	$76.1
Subtract:
Securities lending	0.2
Unrealized gains (losses)	5.7
Derivative counterparty collateral	1.7

Adjusted end of period invested assets	$68.5

Average Invested Assets Used in Reported Yield Calculation	$68.5
Subtract:
Restricted commercial mortgage loans and other invested assets related to securitization entities[1][2]	0.4

Average Invested Assets Used in Core Yield Calculation	$68.1

(Income – amounts in millions)
Reported Net Investment Income	$842
Subtract:
Bond calls and commercial mortgage loan prepayments	8
Reinsurance[13]	21
Other non-core items[14]	3
Restricted commercial mortgage loans and other invested assets related to securitization entities[12]	8

Core Net Investment Income	$802

Reported Yield	4.92%

Core Yield	4.71%

[12]	Represents the incremental assets and investment income related to restricted commercial mortgage loans and other invested assets.
[13]	Represents imputed investment income related to reinsurance agreements in the lifestyle protection insurance business.
[14]	Includes mark-to-market adjustment on assets supporting executive deferred compensation and various other immaterial items.